EXHIBIT 2(b)

                               FIRST AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement ("Amendment") is entered into this 31st day of March, 1995, by and among EXXON PIPELINE COMPANY, a Delaware Corporation, ("Seller") HOWELL CRUDE OIL COMPANY ("HCO"), HOWELL PIPELINE USA, INC.("HUSA"), AND HOWELL PIPELINE TEXAS, INC. ("HTEX"), each being a Delaware corporation (HCO, HUSA, and HTEX collectively and individually referred to herein as "Buyer").

                              W I T NE S S E T H :

     Whereas, Seller and HCO entered into a Purchase and Sale Agreement ("PSA") dated February 22, 1995, for Seller to sell and HCO to buy certain pipeline "Assets" described in the PSA, on the terms and conditions stated in the PSA; and

     Whereas, HCO desires to assign part of its interests in the PSA to HUSA and HTEX and Seller agrees to such assignment on certain terms and conditions stated in this Amendment; and

     WHEREAS, Seller and Buyer also desire to amend the PSA as provided in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties hereby agree as follows:

1. HCO does hereby grant, sell, convey, and assign unto HUSA, all of HCO's rights, title and interest in and to the PSA insofar as they relate to the pipelines that are located in the States of Florida, Alabama, Mississippi, and Louisiana, and any other Assets related to such pipelines. HCO does hereby grant, sell, convey, and assign insofar as it is legally able to so do, unto HTEX, all of HCO's rights, title and interest in and to the PSA insofar as they relate to the pipelines that are located in the State of Texas, and any other Assets related to such pipelines, save and except the Groesbeck Station and the idle Groesbeck to Neches Junction pipeline system that runs north from said Groesbeck Station, both of which shall remain with HCO. Provided, however, HCO shall not be relieved of its rights and obligations by these assignments. HUSA and HTEX each hereby assumes and agrees to be bound jointly and severally with HCO by all of the terms, covenants and conditions of and to pay, perform, comply with and discharge all of the obligations of HCO under the PSA as of March 31, 1995. Further provided, HCO shall remain the party to the Facilities Sharing Agreement executed by and between HCO and Seller on February 22, 1995, as agent for HUSA and HTEX. Seller does hereby agree to these assignments on the terms and conditions stated above.

2. The PSA is hereby amended by adding a new Exhibit "JJ," which is attached hereto, and Section 1.A(3)b of the PSA is hereby amended by inserting the following parenthetical phrase at the end thereof:

(See Exhibit "JJ" herebto showing ownership limits)

3. Section 2.E of the PSA is hereby amended by adding a comma and the word "and" at the end of subsection (3) and by adding the following subsection (4):

(4)  The two rectifiers located at Neches Station.

4. The first sentence of Section 3.B of the PSA is hereby amended to read it its entirety, as follows:

          EPC shall grant to Buyer a Webster Lease (hereby defined), in the form of Exhibit "Q" hereto, for (i) storage tanks currently located at EPC's Webster Station, and (ii) roadway access across EPC's property to allow access to the leased premises, approximately as shown in the drawing in Exhibit "E" hereto.

5. Section 3.D of the PSA is hereby amended by adding the following at the end thereof:

     At Closing, Buyer is delivering to EPC a letter from the lender providing financing to Buyer ("Lender") by which Lender is agreeing, under certain conditions, to subordinate the lien securing Buyer's financing for certain easements, subleases, or leases granted to EPC after the Closing. To the extent that the letter or Lender's actions pursuant thereto fail to grant EPC the full rights and benefits EPC would have received had the Lender subordinated its lien, Buyer agrees to be responsible for all costs and expenses incurred by EPC as a result of such failure, including without limitation, the cost and expense of acquiring a partial release from lender's lien, of acquiring any easement, sublease, or lease required for the operation of EPC's retained operations, and loss of business, if any.

6. Section 7 of the PSA is hereby amended by changing Buyer's reimbursement obligation thereunder from ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) to EIGHT HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($875,000.00).

7. Section 10 of the PSA is hereby amended by changing Buyer's reimbursement obligation thereunder from EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000) to SEVEN HUNDRED TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($725,000). In addition, Buyer hereby agrees to to be responsible for all tank repairs on the Gwinville Tank to be conveyed to Buyer. In addition, Section 4A of that certain Facilities Separation Agreement entered into by and between Howell Crude Oil Company and Seller, dated February 22, 1995, is hereby amended in the same manner.

8. Section 11.I of the PSA is hereby amended to read in its entirety, as follows:

To the best of EPC's knowledge, the Assets have been used at their present locations only for the operation of a crude pipeline system, except for (i) the approximately fifteen (15) miles of pipeline on the Hearne to Navasota system from Station No. 831 + 68 to Station No. 1616 + 50, which pipeline segment has also been used in the operation of a refined products pipeline system and (ii) segments of the Hearne to Satsuma system may have also been used in the operation of a liquified petroleum gas (LPG) system.

9. Section 19.D of the PSA is hereby amended so that Subsection19.D.(2) shall read in its entirety, as follows:

          (2) ANY CLAIMS RELATING TO THE ITEMS LISTED IN SCHEDULE 11.F, FOR WHICH INDEMNITEE SHALL RETAIN RESPONSIBILITY;

10. Section 20 of the PSA is hereby amended by amending the second to last sentence to read in its entirety, as follows:

The above listed closing documents shall be executed on Closing made effective as of 11:59 p.m. on the day of Closing ("Effective Date").

11.  A new Section 44 is hereby inserted to the PSA, as follows:

          44. Any franchise charge, fee, tax, duty or levy for the current year that may be lawfully imposed for authority to do business on or for use of city or municipal property shall be allocated between EPC and Buyer as of Closing.

12.  A new Section 45 is hereby inserted to the PSA, as follows:

     45. EPC agrees to continue, or cause its contractor to continue, the current groundwater monitoring in the vicinity of 1561 Bracher Lane, Houston, Texas in accordance with that certain Groundwater Investigation Report prepared for EPC by KEI Consultants, dated November 29, 1994 , and be responsible for any groundwater remediation related thereto, until the Texas Railroad Commission agrees that the groundwater monitoring, and any potential related groundwater remediation, is no longer needed. Provided, however, EPC shall only be responsible under this paragraph for groundwater monitoring and related groundwater remediation arising out of EPC's 1978 pipeline spill at that location or arising out of EPC's ownership, operation, use, repair, removal or control of the pipeline prior to Closing; and, Buyer shall be responsible for any contamination caused by Buyer's ownership, operation, use, repair, removal or control of the pipeline.

13. The following Exhibits and Schedule to the PSA are hereby amended, as set forth below:

     (a) Exhibit A2 Part 1 is amended by replacing it with Exhibit A2 Part 1 attached hereto;

     (b) Exhibit A3 Parts 1 and 2 are amended by replacing them with Exhibit A3 Parts 1, 2, 3 and 4, attached hereto;

     (c)  Exhibit B is amended by replacing  it with Exhibit B, attached hereto;

     (d) Exhibit F1 is amended by replacing it with Exhibit F1, attached hereto;

     (e)  Exhibit G is amended by replacing it with Exhibit G, attached hereto;

     (f)  Exhibit J is amended by adding to it Exhibit J, attached hereto;

     (g)  Exhibit N is amended by replacing it with Exhibit N, attached hereto;

     (h) Exhibit Y1 is amended by replacing it with Exhibit Y1, attached hereto;

     (i) Exhibit AA is amended by replacing it with Exhibit AA, attached hereto;

     (j) Exhibit HH is amended by adding to it Exhibit HH page 2, attached hereto;

     (k) Schedule 11.F is hereby amended by replacing it with Schedule 11.F, attached hereto.

14. To the extent that any document executed at Closing differs from the form of such document that was attached to the PSA, the form executed at Closing shall supercede and control over the form attached to the PSA.

     Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect upon the same terms and conditions as set forth therein.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


     EXXON PIPELINE COMPANY


     By:    /s/ Otto R. Harrison
            --------------------
     Name:  Otto R. Harrison
     Title: President
     Date:  --------------------


     HOWELL CRUDE OIL COMPANY


     By:    /s/ Mark J. Gorman
            ------------------
     Name:  Mark J. Gorman
     Title: President
     Date:  __________________


     HOWELL PIPELINE TEXAS, INC.


     By:    /s/ Allen R. Stanley
            -------------------
     Name:  Allen R. Stanley
     Title: President
     Date:____________________


     HOWELL PIPELINE USA, INC.


     By:    /s/ Allen R. Stanley
            --------------------
     Name:  Allen R. Stanley
     Title: President
     Date:  ____________________